EXHIBIT 99.1

Contacts:	Meg McGilley Chief Financial Officer (858) 480-0402

Rob Whetstone PondelWilkinson, Inc. (310) 279-5963
SOMAXON PHARMACEUTICALS APPOINTS
MICHAEL L. EAGLE TO BOARD OF DIRECTORS
SAN DIEGO, CA — June 1, 2007 - Somaxon Pharmaceuticals, Inc. (Nasdaq: SOMX), a specialty pharmaceutical company focused on the in-licensing and development of proprietary product candidates for the treatment of diseases and disorders in the fields of psychiatry and neurology, today announced the appointment of Michael L. Eagle as an independent director of the company. Mr. Eagle will also serve as a member of the company’s audit committee. This appointment fills the board seat vacated by Scott L. Glenn, who is a co-founder of the company and served on the board of directors since August 2003. The number of company directors remains at nine, with a seven-member independent majority.
Mr. Eagle has more than 30 years of pharmaceutical industry experience. He served as Vice President of Manufacturing for Eli Lilly and Company from 1994 through 2001 and held a number of executive management positions with Eli Lilly and its subsidiaries throughout his career there. Since retiring from Eli Lilly, he has served as a founding member of Barnard Life Sciences, LLC.
Mr. Eagle serves as chairman of the board of directors of Favrille, Inc., a biopharmaceutical company, and serves on the boards of directors of Micrus Endovascular Corporation, a medical device company, and a number of privately-held companies. Mr. Eagle earned a bachelor of science degree in mechanical engineering from Kettering University and an MBA from the Krannert School of Management at Purdue University. He serves on the Board of Trustees of Kettering University, on the Dean’s Senior Advisory Council of the Krannert School of Management at Purdue University and on the board of directors of the Eiteljorg Museum of American Indians and Western Art.
“We are looking forward to calling upon Mike’s broad experience in the pharmaceutical industry as we look towards the future of our product candidate SILENOR™ and our company as a whole,” said Ken Cohen, president and chief executive officer of Somaxon.

David F. Hale, chairman of the board of Somaxon, said, “We are extremely pleased that Mike has agreed to join our board. We believe he can make important strategic contributions to Somaxon based on his significant pharmaceutical industry expertise.”
Mr. Hale also added, “On behalf of the Somaxon board of directors, I would like to thank Scott Glenn for his four years of service on our board and his many contributions to the company.”
About Somaxon Pharmaceuticals, Inc.
Headquartered in San Diego, CA, Somaxon Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the in-licensing and development of proprietary product candidates for the treatment of diseases and disorders in the fields of psychiatry and neurology. Somaxon has completed four successful Phase 3 clinical trials for its lead product candidate, SILENOR™ (doxepin HCl) for the treatment of insomnia. The company has also completed a pilot Phase 2 trial for nalmefene in smoking cessation with positive results. It has also completed a Phase 2/3 clinical trial for nalmefene for the treatment of pathological gambling that did not achieve statistical significance for the primary or secondary endpoints. The company will evaluate the results from both of these trials before making determinations regarding the future of the nalmefene program. Acamprosate Ca, a potential treatment for movement disorders, is currently in formulation development.
For more information, please visit the company’s web site at www.somaxon.com.
Somaxon cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Somaxon that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Somaxon’s business, including, without limitation, the timing of receipt of preclinical study results and any NDA submission; the potential for the FDA to require preclinical or clinical requirements to support an NDA filing for SILENOR™, or the imposition of additional requirements to be completed before or after regulatory approval; the potential to enter into and the terms of any strategic transaction; Somaxon’s ability to demonstrate to the satisfaction of the FDA that potential NDA approval of SILENOR™ is appropriate without standard, long-term carcinogenicity studies, given the context of completed trials and pending studies; the potential for SILENOR™ to receive regulatory approval for one or more indications on a timely basis or at all; the results of pending preclinical studies for SILENOR™; unexpected findings relating to SILENOR™ that could delay or prevent regulatory approval or commercialization, or that could result in recalls or product liability claims; other difficulties or delays in development, testing, manufacturing and marketing of and obtaining regulatory approval for SILENOR™; the scope and validity of patent protection for SILENOR™; the market potential for insomnia, and Somaxon’s ability to compete; Somaxon’s ability to raise sufficient capital; and other risks detailed in Somaxon’s prior press releases as well as in periodic filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Somaxon undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934.
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